Exhibit 10.17

DATED                     31 May 2012

(1) ECCLESIASTICAL INSURANCE OFFICE PLC

(2) AEROHIVE NETWORKS EUROPE LIMITED

LEASE

of West Block, The Courtyard, 17-18 West Street,

Farnham, Surrey, GU9 7DR

LR1. Date of lease

31 May 2012

LR2. Title number(s)

LR2.1 Landlord’s title number(s)

SY606790

LR2.2 Other title numbers

None

LR3. Parties to this lease Landlord

ECCLESIASTICAL INSURANCE OFFICE PLC (No 24869) whose registered office is at Beaufort House, Brunswick Road, Gloucester,

Tenant

AEROHIVE NETWORKS EUROPE LIMITED (No 6400590) whose registered office is at Highlands House, Basingstoke Road, Spencers Wood, Reading, RG7 1NT

Other parties

LR4. Property

In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.

The premises as defined in this Lease in Schedule 1 Part 1.

LR5. Prescribed statements etc.

None.

LR6. Term for which the Property is lease

The term as specified in this Lease in the Particulars.

LR7. Premium None.

LR8. Prohibitions or restrictions on disposing of this lease

This Lease contains a provision that prohibits or restricts dispositions.

LR9. Rights of acquisition etc.

LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land

None.

LR9.2 Tenant’s covenant to (or offer to) surrender this lease

None.

LR9.3 Landlord’s contractual rights to acquire this lease

None.

LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property

None.

LR11. Easements

LR11.1 Easements granted by this lease for the benefit of the Property

The rights set out in Schedule 1 Part 2.

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property

The rights set out in Schedule 1 Part 3.

LR12. Estate rentcharge burdening the Property

None.

LR13. Application for standard form of restriction

None.

PARTICULARS

Date	31 May 2012

Landlord	ECCLESIASTICAL INSURANCE OFFICE PLC (No 24869) whose registered office is at Beaufort House, Brunswick Road, Gloucester,

Tenant	AEROHIVE NETWORKS EUROPE LIMITED (No 6400590) whose registered office is at Highlands House, Basingstoke Road, Spencers Wood, Reading, RG7 1NT

Premises	The premises known as West Block, The Courtyard, 17-18 West Street, Farnham, GU9 7DR more particularly described in Part 1 of Schedule 1

Contractual Term	5 years from and including 23 May 2012

Principal Rent	means

(i) from and including 23 May 2012 up to and including 22 November 2012 a peppercorn (if demanded); and

(ii) from and including 23 November 2012 £65,000 (Sixty Five thousand Pounds) per annum

Permitted Use	As offices within Class B1(a) of the Schedule to the 1987 Order

Break Date	means 23 May 2015

THIS LEASE is made on the date specified in the Particulars

BETWEEN:-

(1)	the Landlord; and

(2)	the Tenant.

IT IS AGREED as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Lease:-

“1954 Act”	means the Landlord and Tenant Act 1954

“1987 Order”	means the Town and Country Planning (Use Classes) Order 1987 (as at the date of this Lease)

“1995 Act”	means the Landlord and Tenant (Covenants) Act 1995

“Accessway”	the pedestrian and vehicular accessway 3.425 metres in height from ground floor level at the point marked X on Plan 1 and 3.345 metres in height from ground floor level at the point marked Y on Plan 1 and shown hatched yellow on Plan 1 comprising a pedestrian and vehicular accessway leading from West Street Farnham to the Service Area

“Accounting Period”	means the year or part of a year ending on 30 April or on such other date as may from time to time be notified by the Landlord to the Tenant

“Amenities”	means drainage, water, gas, electricity, telephone and all other services or amenities

“Arbitration”	means arbitration in accordance with Clause 6.8

“Authorised Guarantee Agreement”	means a deed of guarantee containing the provisions set out in Schedule 2 but omitting paragraphs 1.1 and 2.2

“Base Rate”	means the base rate from time to time of Barclays Bank PLC or if such base rate ceases to be published then such other comparable interest rate as the Landlord reasonably requires

“Common Parts”	means the areas and amenities made available from time to time by the Landlord for use in common by the tenants and occupiers of the Estate including any footpaths, forecourts, car parks, loading bays, service roads, Estate Roads, landscaped areas and areas designated for the keeping and collecting of refuse

“Community Infrastructure Levy”	means any charge, levy, tariff or tax imposed in the UK under Part II of the Planning Act 2008 and any other charge, levy, tariff or tax of similar nature imposed in the UK instead of or in addition to it from time to time

“Conducting Media”	means gutters, gullies, pipes, sewers, drains, watercourses, channels, ducts, flues, wires, aerials, cables, mains, cisterns, tanks and all other conducting media together with all meters and other apparatus used in connection with them

“Costs”	means costs, charges, expenses, losses, liabilities, damages, claims, demands, proceedings and actions (as the context requires)

“Environment”	means all or any of the following media namely the air, including without limitation, the air within buildings and within other natural or man-made structures, water including, without limitation, the sea bed and any river bed, any building, structure or receptacle in, on or under land and any living organisms or eco-systems supported by those media

“Environment Law”	means European Community legislation, legislation of the United Kingdom or any part of the United Kingdom, common law and any bylaw or judgment or order of any court or administrative tribunal in each case relating to the protection of the Environment, matters affecting human health, the health of other living organisms and/or the disposal, spillage, release, emission or migration of any Hazardous Substances and any code of practice, procedure or standard, having the force of law in relation to any such matter whether or not the same has been enacted or is in force at the date of this Lease and includes the requirements of a competent authority made pursuant to that legislation or statutory instrument or statutory guidance derived from that legislation

“EPC”	means an energy performance certificate and recommendation report as defined in the Energy Performance of Buildings (Certificates and Inspections) (England and Wales) Regulations 2007

“Estate”	means the Landlord’s estate at 17-18 West Street, Farnham being the property registered at H.M. Land Registry with Absolute Title No SY606790 and any modification thereof notified to the tenant whether by way of extension or reduction and which shall include (inter alia where the context so admits) all buildings and other structures on the Landlord’s Estate from time to time and any additions and improvements to them and all Landlord’s fixtures, fittings, plant, machinery, apparatus, equipment and Conducting Media in or serving the Landlord’s Estate or any part thereof (except those of statutory undertakers) and all party structures boundary walls railings and fences

“Estate Roads”	means such unadopted roads as are now or at any time during the Term may be upon or lead into the Estate

“First Floor Plan”	means the plan annexed to this Lease and marked ‘First Floor Plan’

“Fixtures and Fittings”	means all fixtures and fittings (other than tenant’s fixtures and fittings) in or upon the Premises including plant and machinery, lifts, boilers, central heating, air conditioning, lighting, plumbing, sanitary and sprinkler systems and any other apparatus from time to time in or upon the Premises

“Ground Floor Plan”	means the plan annexed to this Lease and marked ‘Ground Floor Plan’

“Group Company”	means a company that is a member of the same group within the meaning of section 42 of the 1954 Act

“Hazardous Substances”	means any substance in solid, liquid or gaseous form which alone or in combination with others constitutes waste under Environmental Law or is capable of polluting the Environment or causing harm to human health to living organisms or ecosystems, or is likely to cause an actionable nuisance

“Historic Contamination”	means the presence of Hazardous Substances in, on or under the Premises or the Estate other than any Hazardous Substances which are first present in, on, at, under or from the Premises directly as a result of the activities of the Tenant during the term of the Lease

“Initial Service Charge”	means the sum of £5118 (five thousand one hundred and eighteen pounds) as notified by the Landlord

“Insured Risks”	means fire, lightning, explosion, earthquake, storm, tempest, flood, impact, bursting or overflowing of water tanks and pipes, damage by aircraft and other aerial devices or articles dropped from them, riot and civil commotion, labour disturbance and malicious damage and such other risks as the Landlord reasonably decides to insure against

“Interest Rate”	means interest at the rate of 4 per cent per annum above Base Rate (both before and after any judgment) such interest to be compounded with rests on the Quarter Days

“Landlord’s Costs”	means all costs and expenses paid or incurred or deemed to be paid or incurred by the Landlord in respect of or incidental to all or any of the Services and the expenses (if incurred or deemed incurred) referred to or listed in paragraph 3 of Schedule 3

“Landlord’s Permission”	means the previous approval in writing of the Landlord (such approval not to be unreasonably withheld or delayed)

“This Lease”	means this deed and any deed, document or agreement amending or supplemental to it

“Legislation”	means any statute or any order, instrument or regulation made under it, or any notice or order issued by a government department, the legislative making institutions of the European Union, minister or local public regulatory or other authority

“Lettable Parts”	means any accommodation on the Estate from time to time let or occupied or intended for letting or occupation to or by a single tenant or occupier but excluding any accommodation occupied in connection with the management of the Estate

“Licence”	means a licence granting the Landlord’s Permission executed as a deed by the Landlord, the Tenant and any Guarantor and being duly dated and containing such covenants as the Landlord reasonably requires

“Outgoings”	means all existing and future rates, taxes, duties, charges, assessments and outgoings but does not include, in relation of the Outgoings of the Estate, and Community Infrastructure Levy payable as a result of any future development or other works carried out by or on behalf of the Landlord

“Parking Area”	the parts of the Landlord’s Estate shown edged and hatched blue on Plan 1

“Particulars”	means the page headed Particulars at the front of this Lease

“Premises”	means the premises described in the Particulars, any part of them, any additions or alterations to them, the Conducting Media exclusively serving them and the Fixtures and Fittings

“Planning Acts”	means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004 and any other Legislation of a similar nature in force at any time during the Term

“Plan 1”	means the plan annexed to this Lease and marked ‘Plan 1’

“Quarter Days”	means 25 March, 24 June, 29 September and 25 December in every year and “Quarter Day” means any one of them

“Reinstatement Value”	means the full cost of reinstating the Premises including:-

(a) temporarily making the Premises safe and protecting any adjoining structures

(b) debris removal, demolition and site clearance

(c) obtaining planning and any other requisite consents or approvals

(d) complying with the requirements of any statute, order, instrument or regulation made under statute or by a government department or minister or by any local public regulatory or other authority

(e) architects’, surveyors’ and other fees incurred by the Landlord in relation to the reinstatement

(f) all construction costs

(g) any VAT chargeable on any of the reinstatement costs (save where the Landlord is able to recover such VAT as an input in relation to supplies made by the Landlord)

“Schedule of Condition”	means the schedule of condition annexed hereto

“Second Floor Plan”	means the plan annexed to this Lease and marked ‘Second Floor Plan’

“Service Area”	the Service Area giving access to (inter alia) the Premises and the Parking Area comprising that part of the Landlord’s Estate shown edged and hatched brown on Plan 1

“Service Charge”	means the Tenant’s Proportion of the Landlord’s Costs

“Services”	means the services, facilities and amenities specified in paragraph 2 of Schedule 3

“Tenant’s Proportion”	means a reasonable and proper proportion determined by the Landlord (acting reasonably) as reasonable to charge to the Tenant in respect of each Accounting Period to which the statement referred to in paragraph 4.2 of Schedule 3 relates having regard, amongst other things, to the floor area of the Premises in relation to the total floor area of all the Lettable Parts

“Term”	means the Contractual Term

“Termination Date”	means the date of expiration or sooner determination of the Term

“VAT”	means Value Added Tax or any equivalent tax which may be imposed in substitution for it or in addition to it

PLAN NO.1

Drawing Title
LETTING PLAN SITE LAYOUT

Scale n.t.s. | Date July '91 | Drawn

Job Title
16-18 WEST STREET
FARNHAM

R. Hall
AUTHORISED SIGNATORY

AUTHORISED SIGNATORY

STAFFORD MORRIS
CHARTERED ARCHITECTS
5 DOLPHIN SQUARE
EDENSOR ROAD
CHISWICK
LONDON W4 2RG
TELEPHONE 081 994 8977
FACSIMILE 081 994 2011

Drg. No.

SECOND
FLOOR
SCALE
NORTH

Pilgrim's Way
LOCATION PLAN
SCALE 1:1250
NORTH

R. Hall
AUTHORISED SIGNATORY

[signature]
AUTHORISED SIGNATORY

PLAN LONDON LTD © COPYRIGHT PROTECTED 2009

client	address	location	date	scale	sheet
	16-18 WEST STREET, FARNHAM GU9 7DR	SECOND FLOOR LEASE PLAN	14.03.2012	1:100	A4
			dwg. no. PL29074-05	revision A	

Plan London
Tel: 0845 2262776
www.plan-london.co.uk
29-35 Lordship Lane London SE22 8EW

Pilgrim's Way

LOCATION PLAN
SCALE 1:1250

NORTH

THE COURTYARD
FIRST FLOOR
THE COURTYARD

SCALE
0
1m
3m
6m
10m
NORTH

AUTHORISED SIGNATORY

AUTHORISED SIGNATORY

client	address	location	date	scale	sheet
	16-18 WEST STREET, FARNHAM GU9 7DR	FIRST FLOOR (NORTH) LEASE PLAN	14.03.2012	1:200	A4
			dwg. no. PL29074-03	revision A	

Plan London
Tel: 0845 3263776
www.plan-london.co.uk
29-33 Lordship Lane London SE22 8EW

PLAN LONDON LTD © COPYRIGHT PROTECTED 2009

1.2	In interpreting this Lease:-

1.2.1	the Particulars form part of this Lease and words and expressions set out in the Particulars are to be treated as defined terms;

1.2.2	references to Clauses and Schedules are to Clauses of and Schedules to this Lease and references to a paragraph are to a paragraph of the relevant Schedule unless stated otherwise;

1.2.3	the expression “Landlord” includes the person for the time being entitled to the immediate possession of the Premises on the expiry of the Term;

1.2.4	the expression “Tenant” includes the person in whom for the time being the Tenant’s interest under this Lease is vested;

1.2.5	the expression “Guarantor” includes the personal representatives of the Guarantor and any other person who may from time to time guarantee the performance of the Tenant’s obligations under this Lease other than pursuant to an Authorised Guarantee Agreement;

1.2.6	reference to a piece of legislation, unless stated otherwise, includes all prior and subsequent enactments, amendments and modifications relating to that piece of legislation and any subordinate legislation made under it;

1.2.7	references to a “person” include any individual, firm, unincorporated association or body corporate, words importing the singular number include the plural number and vice versa and words importing one gender include all genders;

1.2.8	if the Tenant or the Guarantor is more than one person, any reference to the Tenant or the Guarantor refers to each such person and any obligations of the Tenant or the Guarantor are joint and several;

1.2.9	references to an “act or default of the Tenant” include an act or default of any predecessor or any person deriving title under or through the Tenant, or their respective employees, agents, licensees or visitors;

1.2.10	a covenant by the Tenant not to do any act or thing includes a covenant not to permit or suffer such act or thing to be done;

1.2.11	the words “include(s)” and “including” are to be construed without limitation;

1.2.12	all references to Principal Rent or other sums payable by the Tenant are exclusive of VAT;

1.2.13	the headings and contents are to be disregarded in interpreting this Lease.

2.	DEMISE, RENTS AND OTHER PAYMENTS

2.1	The Landlord lets the Premises to the Tenant for the Contractual Term together with the rights specified in Part 2 of Schedule 1 but except and reserving to the Landlord the rights specified in Part 3 of Schedule 1.

2.2	The Premises are let subject to the matters contained or referred to in the documents listed in Part 4 of Schedule 1.

2.3	The Tenant will pay by way of rent throughout the Term without any deduction, counterclaim or set off :-

2.3.1	the Principal Rent by equal quarterly payments in advance on the Quarter Days, the first such payment or a due proportion of it to the next Quarter Day becoming due on the date of this Lease;

2.3.2	the sums payable in connection with insurance set out in Clause 5.2;

2.3.3	the Service Charge payable in accordance with Schedule 3;

2.3.4	all other sums (including VAT) due under this Lease from the Tenant to the Landlord Provided that if the Tenant is as stated in the Particulars and the Tenant has not exercised its right pursuant to Clause 6.12, then the Principal Rent from and including 23 May 2015 up to and including 22 August 2015 shall be a peppercorn (if demanded).

3.	TENANT’S COVENANTS

The Tenant covenants with the Landlord:-

3.1	Rent and Payments

3.1.1	to pay the rents reserved by this Lease at the times and in the manner specified;

3.1.2	if required by the Landlord to pay the rents by banker’s standing order or otherwise as the Landlord reasonably requires;

3.2	Outgoings

3.2.1	to pay the Outgoings payable in respect of the Premises, its owner or occupier (except any payable by the Landlord (other than VAT) as a result of receipt of the rents or arising on a dealing of the Landlord’s interest in the Premises) and a fair proportion of any such Outgoings payable in relation to the Premises and other property;

3.2.2	if the Landlord loses rating relief (or any similar relief or exemption) after the Termination Date because the relief has been allowed to the Tenant or anyone else, within seven days of demand to pay the Landlord a sum equal to the relief that the Landlord has lost;

3.2.3	to pay for the Amenities exclusively used by or available to the Premises (including all standing charges) and a fair proportion of any such outgoings payable in relation to the Premises and other property;

3.3	Costs

to pay to the Landlord on demand and on an indemnity basis all Costs which may be properly incurred by the Landlord in connection with or in contemplation of:-

3.3.1	any proceedings under section 146 or section 147 of the Law of Property Act 1925 notwithstanding that forfeiture is avoided otherwise than by relief granted by the Court;

3.3.2	the preparation and service of a notice (including a schedule of dilapidations) served under this Lease relating to the repair or condition of the Premises whether during the Term or after the Termination Date;

3.3.3	an application by the Tenant for any approval or consent required by this Lease including where the application is withdrawn or the approval or consent is lawfully refused;

3.3.4	claiming or recovering any arrears of Principal Rent or other sums due under this Lease or in connection with the enforcement or remedying of any breach of the Tenant’s covenants in this Lease;

3.4	VAT

3.4.1	to pay any VAT chargeable upon the Principal Rent or other sums payable by the Tenant under this Lease;

3.4.2	where the Tenant has agreed to reimburse or indemnify the Landlord in respect of a payment made by the Landlord under the terms of or in connection with this Lease, also to reimburse any irrecoverable VAT paid by the Landlord on such payment;

3.5	Interest on Arrears

If the Principal Rent is not paid to the Landlord by the due date or if any other sums payable to the Landlord under this Lease are not paid 14 days from the due date (whether demanded or not), or are tendered but the Landlord reasonably refuses to accept them so as to preserve its rights, to pay the Landlord (without prejudice to any right or remedy of the Landlord) interest at the Interest Rate on such sums from the due date until the date of actual payment inclusive of both dates;

3.6	Repair

3.6.1	to keep the Premises in good and substantial repair and condition (damage by Insured Risks excepted save to the extent that such insurance is vitiated or the policy monies are irrecoverable as a result of any act or default of the Tenant) Provided that the Tenant shall not be obliged to put the Premises in any better state of repair or condition than as evidenced by the Schedule of Condition;

3.6.2	to replace and renew any Fixtures and Fittings which become incapable of economic repair with modern ones of equivalent specification and quality;

3.6.3	to make good all defects affecting the Premises for which the Tenant is responsible within 28 days after the Landlord serves a schedule of dilapidations on the Tenant;

3.6.4	if the Tenant fails satisfactorily to comply with such schedule the Landlord and all persons authorised by the Landlord may (without prejudice to the Landlord’s right of re-entry) enter the Premises to execute the relevant works and the properly incurred cost (together with proper legal and surveyors’ fees) will be repaid by the Tenant to the Landlord upon demand as a contractual debt;

3.7	Decoration

3.7.1	to decorate as often as reasonably necessary and in any event in the last year of the Term (however determined) provided that the Tenant is not obliged to decorate more than once in any 12 month period;

3.7.2	all decoration is to be carried out in a good and workmanlike manner with good quality materials and in a colour which if different to the existing colour has the Landlord’s Permission;

provided always that the Tenant shall not be obliged to put the Premises in any better state of decoration than as evidenced by the Schedule of Condition;

3.8	Cleaning

3.8.1	to keep the Premises in a clean and tidy condition and clear of all rubbish;

3.8.2	to clean as often as reasonably necessary the inside and outside of the windows, window frames and all the glass (if any) in the doors of the Premises;

3.9	Overloading

3.9.1	not to overload the floors, ceilings or structure of the Premises or the Fixtures and Fittings;

3.9.2	not to overload or permit any deleterious, dangerous or harmful matter or substance or which may cause an obstruction or damage to be discharged into the Conducting Media within the Estate or serving the Premises and, in the event of such obstruction or damage, immediately to remove and make good the damage caused to the reasonable satisfaction of the Landlord;

3.10	Access of Landlord

3.10.1	to permit the Landlord and all persons authorised by the Landlord (with or without equipment) at reasonable times and on reasonable notice (save in emergency) to enter the Premises:-

(a)	to inspect the state of repair and condition of the Premises;

(b)	to inspect, clean, connect to, lay, repair, remove, replace, alter or execute any works to or in connection with the Conducting Media that do not exclusively serve the Premises;

(c)	to take inventories of the Fixtures and Fittings;

(d)	to determine whether the Tenant has complied with its obligations in this Lease;

(e)	to fix and retain without interference upon a suitable part of the Premises one or more notice boards for reletting (but only within six months before the end of the Contractual Term) or selling the Landlord’s reversionary interest in the Premises;

(f)	to view the Premises in connection with any dealing (by way of sale, mortgage or otherwise) with the Landlord’s reversionary interest in the Premises or the reletting of the Premises (but in the case of reletting only within six months before the end of the Contractual Term);

(g)	to carry out any tests, inspections and surveys as the Landlord or a purchaser of the Landlord’s reversionary interest in the Premises requires; and

(h)	to exercise the rights reserved by this Lease and to comply with the obligations of the Landlord under this Lease provided that the Landlord causes as little inconvenience as reasonably practicable and as soon as reasonably practicable makes good any damage to the Premises caused by the exercise of these rights to the reasonable satisfaction of the Tenant;

3.11	Alterations

3.11.1	not to make any structural or external alterations or additions to the Premises;

3.11.2	not to merge the Premises with any adjacent property; 3.11.3 not to change the external appearance of the Premises;

3.11.3	not to make any other alteration, addition or variation to the Premises without obtaining the Landlord’s Permission given by way of Licence, save that the Tenant may install internal demountable partitioning without the Landlord’s Permission provided that details of any such partitioning works are provided to the Landlord within one month of installation;

3.12	Signs and Aerials

not without the Landlord’s Permission to affix to or display so as to be visible from outside the Premises any sign, signboard, advertisement, hoarding, fascia, poster, placard, bill, notice or other notification (except such notification as is required by law), pole, aerial or satellite dish;

3.13	Use

3.13.1	not to use the Premises otherwise than for the Permitted Use;

3.13.2	not to use the Premises:-

(a)	for a purpose which is noisy, noxious, offensive, dangerous, illegal or immoral;

(b)	for a purpose which is a nuisance or causes damage or disturbance to the Landlord or the owners or occupiers of the remainder of the Estate or other nearby premises;

(c)	to hold an auction, exhibition, public show or meeting, or gambling activity;

(d)	as sleeping accommodation or for residential purposes;

3.14	Security

3.14.1	not to leave the Premises continuously unoccupied for more than 21 days without first notifying the Landlord and providing such caretaking and security arrangements as the Landlord reasonably requires;

3.14.2	to ensure that at all times the Landlord has written notice of the name, home address and home telephone number of at least two keyholders of the Premises;

3.15	Regulations

to comply with all reasonable regulations made by the Landlord from time to time for the management of the Estate and notified to the Tenant in writing;

3.16	Statutory Obligations

to comply with all Legislation affecting the Premises and their use;

3.17	Planning and Environmental Matters

3.17.1	not to apply for or implement any planning permission without the Landlord’s prior written consent;

3.17.2	to supply to the Landlord a copy of any planning permission within five days after its receipt by the Tenant;

3.17.3	to pay and satisfy any charge that may be imposed under the Planning Acts;

3.17.4	unless the Landlord otherwise directs, to carry out and complete before the Termination Date any development begun on the Premises and any works stipulated to be carried out to the Premises as a condition of any planning permission implemented by the Tenant during the Term irrespective of the date before which such works were required to be carried out;

3.17.5	not without the written consent of the Landlord to enter into an agreement or undertaking or to serve a notice under the Planning Acts;

3.17.6	not to apply for any consent, licence or other authority under any environmental legislation without the Landlord’s prior written consent;

3.18	Energy Performance Certificates

3.18.1	not to commission an EPC for the Premises unless required to do so by Legislation and after notifying the Landlord in writing;

3.18.2	to provide to the Landlord a copy of any EPC for the Premises commissioned by the Tenant and all supporting information, data, plans and specifications;

3.18.3	to indemnify the Landlord against all Costs arising directly or indirectly from an EPC relating to the Premises and commissioned by the Landlord becoming invalid as a result of any act or default of the Tenant;

3.19	Notices

3.19.1	promptly following receipt to give to the Landlord a copy of any notice, direction, order or proposal relating to the Premises or the Estate;

3.19.2	at the request of the Landlord, but at the joint cost of the Landlord and the Tenant, to make or join with the Landlord in making such objections to or representations against or in respect of such communication as the Landlord reasonably deems fit;

3.19.3	to take all steps required to comply with any such communication;

3.20	Dealings

3.20.1	Assignments

(a)	not to assign part only of the Premises;

(b)	not to assign the whole of the Premises without the Landlord’s Permission (given by way of Licence), provided that for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 the Landlord’s Permission may be subject to all or any of the following conditions:-

(i)	the Tenant enters into an Authorised Guarantee Agreement;

(ii)	if the Landlord reasonably requires the proposed assignee procures one or more guarantors reasonably acceptable to the Landlord who covenant with the Landlord by deed including the provisions set out in Schedule 2;

(iii)	if the Landlord reasonably requires the proposed assignee deposits in a bank account with a bank nominated by the Landlord a cash deposit equal to half the annual Principal Rent plus VAT and enters into a rent deposit deed in such form as the Landlord reasonably requires;

(iv)	all sums due from the Tenant under this Lease are paid before completion of the assignment;

provided that the Landlord may impose such other conditions as the Landlord reasonably requires;

3.20.2	Underlettings

(a)	not to underlet part only of the Premises;

(b)	not to underlet the whole of the Premises without the Landlord’s Permission (given by way of Licence);

(c)	not to underlet the whole of the Premises unless:-

(i)	the underlease:-

(1)	reserves a rent of not less than the open market rent for the Premises at the time of grant without a fine or premium;

(2)	contains a covenant by the undertenant not to underlet, part with or share possession or share occupation of the whole or any part or parts of the underlet premises, nor to assign or charge part only of the underlet premises;

(3)	contains a covenant by the undertenant not to assign or charge the whole of the underlet premises without the Landlord’s Permission (given by way of Licence);

(4)	contains a covenant by the undertenant not to do or omit to do any act or thing which would or might cause the Tenant to be in breach of its covenants in this Lease;

(5)	is otherwise on the same terms (mutatis mutandis) as the terms of this Lease;

(6)	is excluded from the operation of sections 24 to 28 of the 1954 Act;

(ii)	before the grant of any underlease the Tenant procures a covenant from the undertenant and any guarantor of the undertenant with the Landlord to observe and perform the covenants on the part of the undertenant contained in the proposed underlease;

(iii)	all sums due from the Tenant under this Lease are paid before completion of the underletting;

(d)	not to vary the terms of any underlease without the Landlord’s Permission (given by way of Licence);

(e)	not to accept a surrender of part of the underlet premises and to notify the Landlord in writing if the Tenant accepts a surrender of the whole of the underlet premises; and

(f)	to enforce the covenants of the undertenant under any underlease;

3.20.3	Other Dealings

except as expressly permitted by this Clause 3.20:-

(a)	not to part with or share possession or share occupation of the whole or any part or parts of the Premises;

(b)	not to hold the Premises or any part or parts of the Premises or this Lease on trust for another;

3.20.4	The preceding provisions of this Clause 3.20 do not apply to any sharing of occupation of the Premises to or with any member of a group of companies of which the Tenant itself is a member if:

(a)	The interest in the Premises so created is and remains no more than a tenancy at will; and

(b)	The possession, occupation or sub-division are immediately terminated if the Tenant and the relevant member cease for any reason to be members of the same group of companies.

3.20.5	Notification of Dealings

within one month after any assignment, underlease, assignment of an underlease, charge or other devolution of an interest under this Lease, to produce to the Landlord’s solicitors a certified copy of the relevant document and pay his reasonable registration fee;

3.21	Yield Up

3.21.1	on the Termination Date:-

(a)	to yield up the Premises with vacant possession and repaired, decorated and otherwise in accordance with the Tenant’s covenants contained in this Lease provided that for the avoidance of doubt the Tenant shall not be obliged to put the Premises in any better state of repair or condition or decoration than as evidenced by the Schedule of Condition;

(b)	to remove all refuse, tenant’s fixtures and fittings and signs from the Premises, making good any damage caused by their removal;

(c)	to deliver to the Landlord any records relating to the Premises as are required by any Legislation;

3.21.2	unless the Landlord notifies the Tenant in writing to the contrary at least three months prior to the Termination Date, to remove all alterations and additions made to the Premises during the Term and to make good any damage caused by their removal prior to the Termination Date;

3.22	Rights of Light and Encroachments

3.22.1	not to obstruct any windows or openings belonging to the Premises;

3.22.2	not to make any acknowledgement that the flow of light or air to the Premises is enjoyed with the consent of a third party;

3.22.3	if any easement enjoyed by the Premises is obstructed to immediately notify the Landlord and take all steps the Landlord reasonably requires to prevent or secure the removal of the obstruction;

3.22.4	not to permit any encroachment upon the Premises;

3.22.5	if any encroachment upon the Premises is made or attempted to be made to immediately notify the Landlord and take all steps the Landlord reasonably requires to prevent such right being acquired;

3.23	Service Area

3.23.1	Not to load or unload goods other than in the Service Area.

3.23.2	Not to park vehicles in the Service Area other than for the purpose of loading or unloading goods.

3.24	Production of Information

to supply to the Landlord on request:-

3.24.1	full details of the occupiers of the Premises and the terms upon which they occupy it;

3.24.2	such evidence as the Landlord reasonably requires to satisfy itself that the tenant’s covenants in this Lease have been complied with;

3.24.3	any information reasonably requested in relation to any proposed action under the 1954 Act or the implementation of the provisions for rent review;

3.24.4	all information that the Landlord reasonably requires from time to time to comply with the Landlord’s obligations under any Legislation;

3.25	Indemnity

to indemnify the Landlord against all Costs arising directly or indirectly out of use of the Premises or anything done or omitted to be done on them, or any breach of the Tenants obligations in this Lease Provided the Landlord takes all reasonable steps to mitigate any loss;

3.26	Non-Obstruction of Common Parts

not to place on or within the Common Parts any goods or other items or cause any obstruction of the Common Parts;

3.27	Superior Title

to observe and perform the matters (if any) contained or referred to in the documents listed in Part 4 of Schedule 1 so far as they are still subsisting and capable of taking effect and relate to the Premises.

4.	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant:-

4.1	Quiet Enjoyment

that the Tenant may peaceably and quietly hold and enjoy the Premises during the Term without any interruption or disturbance by the Landlord or any person rightfully claiming through or under the Landlord;

4.2	Services

to observe and perform its obligations in Schedule 3.

5.	INSURANCE

5.1	Landlord’s Insurance Covenants

5.1.1	Subject to Clause 5.1.2, the Landlord covenants with the Tenant:-

(a)	to insure :-

(i)	the Premises against loss or damage by the Insured Risks in such sum as from time to time the Landlord is advised represents the Reinstatement Value;

(ii)	against loss of the Principal Rent and Service Charge arising from any of the Insured Risks for three years or such longer period as the Landlord reasonably considers appropriate having regard to the likely period for reinstating the Premises;

(iii)	against public liability and property owner’s liability;

(b)	to effect such insurance with insurers or underwriters of repute with the interest of the Tenant noted or endorsed on the policy whenever this is permitted under the policy; and

(c)	if requested in writing by the Tenant (but not more often than once in any year of the Term) to produce to the Tenant reasonable evidence of the terms of the relevant policy and of payment of the last premium paid.

5.1.2	The Landlord:-

(a)	is not obliged to maintain such insurance if and to the extent that:-

(i)	cover is not obtainable on reasonable terms from a reputable insurance company on the insurance market in the United Kingdom;

(ii)	any exclusion, condition or limitation is imposed by the insurers;

(iii)	such insurance becomes void, in whole or in part, or renewal is refused due to an act or default of the Tenant; or

(iv)	the Tenant has not informed the Landlord of the reinstatement cost of any alterations, additions or improvements to the Premises in accordance with Clause 5.2.3(b);

(b)	may effect such insurance through any agency that it decides;

(c)	may retain any commissions or other benefits for effecting or maintaining such insurance;

(d)	may, where the Landlord is an insurance company or a member of a group of companies which includes an insurance company, self insure or insure with that insurance company at the usual rates and on the usual terms of such insurance company;

(e)	may, if it so chooses, comply with its insurance obligations by insuring the Estate, or any part of it that includes the Premises;

(f)	must use reasonable endeavours to inform the Tenant in the event that any exclusions, conditions or limitations are imposed by the insurers during the Term.

5.2	Tenant’s Insurance Covenants

The Tenant covenants with the Landlord:-

5.2.1	to pay on demand, or where the Landlord insures the Estate, or any part of it that includes the Premises, the Tenant’s Proportion of:-

(a)	the gross amount payable by the Landlord for the insurance specified in Clause 5.1;

(b)	the proper fees and expenses for professional valuations of the Premises for the purpose of determining the Reinstatement Value and/or the level of loss of rent insurance;

(c)	any excess deducted by the insurers or underwriters in respect of a claim;

(d)	the fees and expenses payable to professional advisers and consultants properly incurred in connection with any insurance claim;

(e)	the cost of any increased or additional premium and all consequential expenses incurred by the Landlord as a result of a breach of Clause 5.2.2;

(f)	a sum equal to any irrecoverable insurance monies under any policies effected by the Landlord where such monies are wholly or partly irrecoverable due to an act or default of the Tenant;

5.2.2	not to do or omit to do anything which would or might invalidate or prejudice the insurance of the Premises or the Estate or any other nearby property of the Landlord or which may cause an increased or additional premium for their insurance to be payable;

5.2.3	to notify the Landlord:-

(a)	immediately upon becoming aware of any damage to or destruction of the Premises or any part of them or any event that might affect any insurance policy relating to the Premises;

(b)	in writing of the reinstatement cost of any authorised alterations, additions or improvements to the Premises prior to them being carried out or installed;

5.2.4	to comply with all the requirements and recommendations of the insurers of the Premises;

5.2.5	not to effect any insurance of the Premises against the Insured Risks, but if nevertheless the Tenant becomes entitled to the benefit of any insurance relating to the Premises to pay all insurance monies received to the Landlord as soon as reasonably practicable.

5.3	Suspension of Rent

If:-

5.3.1	the Premises or any part of them Premises or the Common Parts or any part of them are destroyed or damaged by any of the Insured Risks so that the Premises or any part of them are unfit for occupation and use or inaccessible; and

5.3.2	provided that the insurance effected by the Landlord is not invalidated or payment of the policy monies refused in whole or in part due to an act or default of the Tenant then the Principal Rent, or a fair proportion according to the nature and extent of the damage, will be suspended to the extent (but not otherwise) that the insurers meet the Landlord’s claim under the policy for loss of rent from the date of the damage or destruction until the Premises are again fit for occupation and use and accessible or until the expiry of the period covered for loss of rent under the insurance policy effected by the Landlord (whichever period is the shorter).

5.4	Reinstatement

If the Premises are Premises or the Common Parts are damaged or destroyed by a risk against which the Landlord is obliged to insure then subject to:-

5.4.1	the Landlord obtaining all necessary consents;

5.4.2	the payment by the Tenant of a fair proportion reasonably attributable to the Premises of any excess deducted by the Landlord’s insurers or underwriters; and

5.4.3	the insurance not being invalidated or payment refused in whole or in part due to an act or default of the Tenant the Landlord will use all insurance proceeds received (other than in respect of loss of rent, costs and fees) as soon as reasonably practicable in rebuilding or reinstating the Premises or the Common Parts, as the case may be, so far as reasonably practicable to the same or a reasonably equivalent state as before such damage or destruction.

5.5	Determination of the Term

If, following damage or destruction by any of the Insured Risks, the Premises are Premises or the Common Parts are not reinstated so far as reasonably practicable so as to render the Premises fit for occupation and use by the date six months prior to the end of the period which is covered by loss of rent insurance then either the Landlord or the Tenant may by giving not less than six months’ written notice to the other at any time after such date determine the Term, and upon expiry of such notice unless the Premises have Premises or the Common Parts have been reinstated to the extent necessary to render the Premises fit for occupation and use the Term will immediately end, but without prejudice to the rights of either party against the other in respect of any prior breach of any obligation contained in this Lease and in the event of such determination (or if the rebuilding or reinstatement of the Premises is prevented or frustrated by any other reason) the Landlord is entitled to receive the whole of any insurance monies paid in respect of the Premises for the Landlord’s own benefit.

5.6	Disputes

Any dispute under this Clause 5 will be referred to Arbitration.

6.	PROVISOS

6.1	Re-Entry

If:-

6.1.1	the Principal Rent or any other sums payable by the Tenant to the Landlord under this Lease or any part of them are unpaid for 14 days after becoming payable (whether formally demanded or not); or

6.1.2	the Tenant breaches any material covenant or term of this Lease; or

6.1.3	the Tenant has any distress or other execution levied on its goods at the Premises; or

6.1.4	the Tenant enters into a voluntary arrangement or any other arrangement or composition for the benefit of its creditors; or

6.1.5	a corporate Tenant:-

(a)	passes a resolution or the Court makes an order for its winding up (other than a members’ voluntary winding up of a solvent company for the purposes of amalgamation or reconstruction having the Landlord’s Permission); or

(b)	has a receiver, administrator, administrative receiver or provisional liquidator appointed of it or any of its assets; or

(c)	is dissolved or struck off the Register of Companies or otherwise ceases to exist; or

(d)	is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986; or

6.1.6	an individual Tenant:-

(a)	has an Administration Order made or a bankruptcy petition presented or a bankruptcy order made against it; or

(b)	appears to be unable (or has no reasonable prospect of being able) to pay its debts within the meaning of section 268 of the Insolvency Act 1986; or

6.1.7	any of the above events occur in relation to the Guarantor but only where the Tenant does not provide a substitute guarantor reasonably acceptable to the Landlord within 14 working days of such event then the Landlord may re-enter the Premises or any part of them in the name of the whole at which time this Lease will immediately end, but without prejudice to any right or remedy of the Landlord in respect of any breach of the Tenant’s obligations contained in this Lease.

6.2	Service of Notices

6.2.1	Section 196 of the Law of Property Act 1925 applies to all notices which may be served under this Lease save that section 196 is deemed to be amended by deleting the final words of section 196(4) “at the time at ……… be delivered” and substituting “on the third working day after posting”.

6.2.2	If the receiving party consists of more than one person, a notice served upon one of them constitutes service upon all of them.

6.3	Exclusion of Representations and Warranties

6.3.1	The Tenant acknowledges that this Lease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord except any such statement or representation that is expressly set out in this Lease or made by the Landlord’s solicitors in written response to enquiries raised by the Tenant’s solicitors in connection with the grant of this Lease.

6.3.2	The Landlord does not warrant that the Permitted Use is lawfully permitted under the Planning Acts.

6.4	No Compensation

Any statutory right of the Tenant to claim compensation from the Landlord on vacating the Premises is excluded to the extent allowed by law.

6.5	Rights and Easements

The operation of section 62 of the Law of Property Act 1925 is excluded from this Lease, the only rights granted to the Tenant are those set out in this Lease and the Tenant is not entitled to any other rights affecting any adjoining property.

6.6	Adjoining Property

The Tenant is not entitled to the benefit of or the right to enforce or to prevent the release or modification of any covenant, agreement or condition entered into by any tenant of the Landlord in respect of any adjoining or nearby property of the Landlord.

6.7	Disputes with Adjoining Occupiers

If any dispute arises between the Tenant and the tenants or occupiers of any adjoining or nearby property of the Landlord in connection with the Premises and any of that adjoining or nearby property, it is to be decided by the Landlord or in such manner as the Landlord directs.

6.8	Arbitration

Where this Lease provides for reference to Arbitration then the arbitration will be conducted as follows:-

6.8.1

reference will be made to an independent surveyor to be agreed upon by the Landlord and the Tenant and in the absence of agreement as nominated by the President for the time being of the Royal Institution of Chartered Surveyors (or his duly appointed deputy or a person authorised by him to make appointments on his behalf) upon the application of the Landlord or the Tenant made at any time;

6.8.2	if the appointed surveyor dies, delays unduly or becomes unwilling or incapable of acting then the President of the Royal Institution of Chartered Surveyors may discharge him and appoint another surveyor in his place;

6.8.3	the arbitration will be conducted in accordance with the Arbitration Act 1996;

6.8.4	the fees of the arbitrator will be borne equally unless the arbitrator determines otherwise;

6.8.5	if the release of the arbitrator’s award is delayed because either party has not paid its share of the arbitrator’s costs, the other party may pay the unpaid costs and the amount paid will be a debt due on demand from the non-paying party to the other.

6.9	Contracts (Rights of Third Parties) Act

A person who is not a party to this Lease has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Lease but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

6.10	Governing Law and Jurisdiction

6.10.1	This Lease and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

6.10.2	The parties hereby submit to the exclusive jurisdiction of the High Court of England and Wales in relation to any dispute or claim arising out of or in connection with this Lease or in relation to its existence or validity (including non-contractual disputes or claims).

6.11	Exclusion of the Landlord and Tenant Act 1954

6.11.1	The Tenant confirms that prior to entering into this Lease, or being contractually bound to do so:-

(a)	the Landlord served on the Tenant a notice complying with the requirements of section 38A(3) of the 1954 Act;

(b)	the Tenant, or a person duly authorised by the Tenant, made a statutory declaration (the “Tenant’s Statutory Declaration”) complying with the requirements of Schedule 2 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003.

6.11.2	Where the Tenant’s Statutory Declaration was made by a person other than the Tenant, the Tenant confirms that the declarant was duly authorised to make the Tenant’s Statutory Declaration on the Tenant’s behalf.

6.11.3	The Landlord and the Tenant agree that sections 24 to 28 (inclusive) of the 1954 Act shall be excluded in relation to the tenancy created by this Lease.

6.12	Tenant’s Option to Determine

6.12.1	Subject to Clause 6.12.2, the Tenant may terminate this Lease on the Break Date by serving written notice on the Landlord not less than six months before the Break Date and then this Lease will end on the Break Date, but without prejudice to any rights or remedies that may have accrued, if:-

(a)	the Tenant has paid all the sums due to the Landlord under this Lease on or before the Break Date; and

(b)	the Tenant is not materially in breach of its covenants contained in this Lease on the Break Date; and

(c)	the Tenant delivers vacant possession of the Premises to the Landlord on or before the Break Date;

6.12.2	The right in Clause 6.12.1 is personal to the Tenant named in the Particulars and will cease to have effect on the date of the first assignment or transfer of this Lease.

6.13	Party Walls

Any walls which divide the Premises from any adjacent premises are deemed to be party walls within the meaning of section 38 of the Law of Property Act 1925.

6.14	Freedom of Landlord to Deal With Other Property

Nothing contained in this Lease or implied gives the Tenant the benefit of or the right to enforce or to have enforced or to prevent the release or modification of any covenant, agreement or condition entered into by any purchaser from or by any lessee or occupier of the Landlord in respect of property not demised by this Lease.

6.15	Disputes With Adjoining Occupiers

If any dispute arises between the Tenant and the tenants or occupiers of any adjoining property of the Landlord in connection with the Premises and any of that adjoining property, it is to be decided by the Landlord or in such manner as the Landlord directs or as required.

6.16	Contamination

The Tenant shall have no liability to the Landlord or any other party or regulatory authority under or pursuant to the covenants in clause 3.6.1 or otherwise under this Lease in respect of any Historic Contamination

EXECUTED AS A DEED by the parties on the date which first appears in this Lease.

SCHEDULE 1

PREMISES, RIGHTS AND RESERVATIONS

PART 1

PREMISES

All those premises known as ground, first and second floors West Block, The Courtyard, 17-18 West Street, Farnham, GU9 7DR shown edged red on the Ground Floor Plan, the First Floor Plan and the Second Floor Plan. The Premises include:-

(a)	the Conducting Media exclusively serving the Premises;

(b)	the Fixtures and Fittings;

(c)	all additions and alterations the Premises; and

(d)	the inner half severed medially of any internal non-structural non-loadbearing walls (if any) that divide the Premises from adjoining property on the Landlord’s Estate.

PART 2

RIGHTS GRANTED

1.	RIGHT TO USE THE COMMON PARTS

The right, subject to temporary interruption for repair, alteration, rebuilding or replacement, for the Tenant and all persons expressly or by implication authorised by him, in common with the Landlord and all other persons having a like right, to use all appropriate areas of the Common Parts for all proper purposes in connection with the use and enjoyment of the Premises at such times as they are open in accordance with the Landlord’s obligations in this Lease.

2.	RIGHT TO USE THE COMMON CONDUCTING MEDIA

The right, subject to temporary interruption for repair, alteration or replacement, in common with the Landlord and all other persons having a like right, to the free passage and running of Amenities to and from the Premises through the Conducting Media in, on, over or under the Estate and not exclusively serving the Premises.

3.	SUPPORT AND PROTECTION

The right of support and protection for the benefit of the Premises that is now enjoyed from all other parts of the Estate.

4.	SIGNS

The right to have a sign displayed in any nameboard which may be provided by the Landlord at the entrance to the Estate showing the Tenant’s name and any other details approved by the Landlord, whose approval may not be unreasonably withheld or delayed.

5.	CAR PARKING

The right to use 25 car parking bays in the Parking Area on the Estate or such other car parking bays as the Landlord from time to time designates in writing.

6.	RIGHTS TO USE ACCESSWAY AND SERVICE AREA

The right to use with or without vehicles over and along the Accessway and Service Area subject to and conditional upon compliance by the Tenant with all reasonable rules regulations and directions which the Landlord may from time to time impose in relation to the use of the Accessway Provided that the Landlord may temporarily suspend the use of the Accessway and Service Area for such periods as shall be reasonably necessary to carry out repairs, maintenance and resurfacing and/or any other reasonable purpose provided that the Landlord shall use reasonable endeavours to cause the minimum disruption to the Tenant and, where practicable, to provide reasonable alternative routes of access and servicing agreements.

6.1	The right to use the Service Area in accordance with the provisions contained in Clause 3.23 for the loading and unloading of goods and for the purpose of:-

6.1.1	vehicular access to the Parking Area; and

6.1.2	access on foot to and from the Demised Premises and for no other purpose whatsoever;

subject to the right of the Landlord to temporarily suspend the use of the Accessway and/or the Service Area for such periods as shall be reasonably necessary for the purpose of carrying out repairs maintenance and resurfacing and/or for any other reasonable purpose provided that the Landlord shall use its reasonable endeavours to cause the minimum of disruption to the Tenant.

PART 3

RIGHTS RESERVED

1.	PASSAGE AND RUNNING THROUGH THE CONDUCTING MEDIA

The right to the free and uninterrupted passage and running of Amenities from and to other parts of the Estate or any other adjoining or nearby property of the Landlord through the Conducting Media that may at any time be constructed in, on, over or under the Premises.

2.	RIGHT TO CONSTRUCT CONDUCTING MEDIA

The right to construct and maintain Conducting Media for the provision of services or supplies for the benefit of any part of the Estate or any other adjoining or nearby property of the Landlord, the Landlord making good any damage caused by the exercise of the right.

3.	ACCESS

The rights of entry on the Premises as referred to in Clause 3.10.

4.	RIGHT TO ERECT SCAFFOLDING

The right to erect scaffolding for any reasonable purpose connected with the Estate even if it restricts the access to or use and enjoyment of the Premises but not so as to materially restrict such access, use and enjoyment.

5.	RIGHTS OF SUPPORT AND SHELTER

The rights of light, air, support, shelter, protection and all other easements and rights at the date of this Lease belonging to or enjoyed by other parts of the Estate or any other adjoining or nearby property of the Landlord.

6.	RIGHT TO ERECT NEW BUILDINGS

Full right and liberty at any time after the date of this Lease:-

6.1	to alter, raise the height of, or rebuild the other parts of the Estate or any other buildings, and

6.2	to erect any new buildings of any height on any adjoining or nearby property of the Landlord in any manner as the Landlord thinks fit even if doing so may obstruct, affect, or interfere with the amenity of or access to the Premises or the passage of light and air to the Premises, but provided they do not materially affect the Premises or the use and enjoyment of the Premises.

7.	LIGHT, AIR AND SUPPORT AND RIGHT TO DEAL WITH ADJOINING PROPERTY

7.1	All rights of light and air, support and protection enjoyed by the Landlord’s neighbouring property and all other easements, quasi-easements, rights and benefits now enjoyed or intended to be enjoyed by the Landlord’s neighbouring property.

7.2	The right to build or rebuild or alter or demolish any building or erection on any adjacent or neighbouring land in any manner whatsoever and to sell or let the same for any purpose or otherwise deal with them notwithstanding that the light or air to the Premises is in any such case thereby diminished or any other liberty, easement, right or advantage enjoyed by the Premises is thereby diminished or prejudicially affected provided that they do not materially affect the Premises or the Tenant’s use and enjoyment of it.

8.	ACCESS TO PREMISES

The right, upon giving reasonable prior notice to the Tenant (except in case of emergency), to enter upon the Premises for the purpose of inspecting and executing repairs, additions, alterations and other works to or on any adjoining or neighbouring premises (whether or not owned by the Landlord) or to any Conducting Media within the Premises the person exercising such right causing as little damage, disturbance or inconvenience as reasonably possible to the Tenant or the business being carried on upon the Premises and making good any damage to the Premises caused by the exercise of this right.

PART 4

AGREEMENTS AND COVENANTS RELATING TO THE PREMISES

All those entries in the Property and Charges Registers to Title Number(s) SY606790

SCHEDULE 2

GUARANTOR’S COVENANTS

1.	GUARANTEE

The Guarantor covenants with the Landlord as principal debtor that:-

1.1	the Tenant will pay the rent and observe and perform the Tenant’s covenants contained in this Lease; and

1.2	the assigning Tenant will observe and perform the obligations imposed on it under an Authorised Guarantee Agreement.

2.	INDEMNITY

The Guarantor covenants with the Landlord as a primary obligation to indemnify the Landlord against all losses, damages, costs and expenses arising out of any default by the Tenant:-

2.1	in paying the rent or performing its obligations under this Lease; or

2.2	in performing its obligations under an Authorised Guarantee Agreement.

3.	LIABILITY OF THE GUARANTOR

3.1	The liability of the Guarantor under paragraphs 1.1 and 2.1 continues until the end of the Term or until the Tenant is released from its covenants pursuant to the 1995 Act.

3.2	The liability of the Guarantor is not affected by any of the following:-

3.2.1	the Landlord grants time to the Tenant or waives or fails to enforce payment of the rent or the performance and observance of any of the terms of this Lease or of any Authorised Guarantee Agreement;

3.2.2	the Landlord refuses to accept rent tendered when the Landlord is entitled (or would have been entitled after service of a notice under section 146 Law of Property Act 1925) to re-enter the Premises;

3.2.3	the terms of this Lease are varied by the Landlord and the Tenant (subject to section 18 of the 1995 Act);

3.2.4	the reversion to this Lease is transferred;

3.2.5	the surrender of any part of the Premises;

3.2.6	the Tenant ceases to exist;

3.2.7	an alteration to the structure, composition or powers of the Tenant or Guarantor;

3.2.8	any illegality or defect in the powers of the Tenant or the manner in which they are exercised or any limitation, disability or incapacity of the Tenant;

3.2.9	the release of any one or more of the Tenant or Guarantor (where there are two or more);

3.2.10	the Guarantor would but for this provision have been released by any act or thing (other than a release by deed).

4.	GUARANTOR TO TAKE NEW LEASE OR MAKE PAYMENT

If this Lease is disclaimed or forfeited and if so required by the Landlord within six months of the forfeiture or the Landlord receiving notice of the disclaimer the Guarantor will (at the option of the Landlord):-

4.1	at its own cost accept a new lease of the Premises for the residue of the Term to take effect from the date of the disclaimer or forfeiture at the same rent and on the same terms as this Lease (but as if this Lease had continued so that any outstanding matters relating to rent review or otherwise are to be determined between the Landlord and the Guarantor); or

4.2	pay to the Landlord on demand an amount equal to the rents that would have been payable under this Lease but for the disclaimer or forfeiture until whichever is the earlier of the date on which the Premises are fully relet, the date six months after the date of the disclaimer or forfeiture, and the expiry of the Term.

SCHEDULE 3 THE SERVICES

1.	PROVISION OF SERVICES

1.1	The Landlord covenants with the Tenant, subject to paragraph 1.2 of this Schedule 3, and to the Tenant paying the Service Charge and observing the tenant covenants in this Lease, to use reasonable endeavours to provide, manage, or operate the Services in a good and efficient manner and in accordance with the principles of good estate management.

1.2	In performing its obligations with regard to the Services the Landlord is:-

1.2.1	entitled in its absolute discretion to employ managing agents, contractors or such other persons as the Landlord may from time to time consider appropriate;

1.2.2	not liable for any breach of such obligations or any failure or interruption in any of the Services by reason of any:-

(a)	repair, replacement, maintenance of any installations or apparatus, or their damage or destruction, or any necessary works of alteration, inspection or repair or other works being carried out at or on the Estate, or by reason of mechanical or other defect or breakdown; or

(b)	shortage of fuel, equipment or materials and inclement weather; or

(c)	cause or circumstances not within the Landlord’s reasonable control but the Landlord must use reasonable endeavours to prevent interruptions in the provision of the Services and to resume them as soon as reasonably practicable after being advised of any failure or interruption;

1.2.3	entitled to withhold, discontinue, add to, extend, vary or make any alteration in the rendering of the Services or any of them from time to time if the Landlord reasonably considers it desirable to do so.

2.	SERVICES

2.1	Repairing, maintaining, replacing and renewing and decorating the Common Parts.

2.2	Cleaning and lighting the Common Parts as often as the Landlord from time to time deems reasonable.

2.3	Installing, inspecting, maintaining, running, repairing and renewing such electrical, mechanical, heating, cooling, lighting, security and fire fighting equipment, alarm, sprinkler, internal telephone and public address systems, escape routes, signs and notice boards, furnishings, furniture, fixtures and fittings of ornament or utility in use for the common benefit of the Estate in, on or forming part of the Common Parts as the Landlord from time to time deems reasonable.

2.4	Cleaning the exterior and the interior of the windows in the Common Parts as often as the Landlord from time to time deems reasonable.

2.5	Effecting and maintaining third party, employees’ and public liability insurance and any other insurances which the Landlord may from time to time deem reasonable in respect of the Common Parts in such sums as the Landlord from time to time deems adequate.

2.6	Planting and maintaining landscape features and other decorative items including the provision and maintenance of any plants, and flowers in the Common Parts as often as the Landlord from time to time deems reasonable.

2.7	Taking such steps as may be reasonably necessary for the control of pests and vermin and to safeguard the health and safety of persons using or visiting the Estate as often as the Landlord from time to time deems reasonable.

2.8	Effecting and maintaining insurances of all apparatus, equipment and other items (including plate glass) from time to time used or kept in or on or forming part of the Common Parts and the Common Parts against such risks and in such sums as the Landlord deems reasonable from time to time.

2.9	Removing all refuse from the Common Parts and providing, maintaining and renewing such refuse disposal systems for the Estate as the Landlord may from time to time deem reasonable.

2.10	Providing such staff as may be reasonably required for the efficient care, security, management and administration of the Estate and the carrying out of all the other services specified in this paragraph 2 of this Schedule 3 and in respect of all staff thus employed the provision of all proper and reasonable remuneration and the payment of all National Health and Insurance contributions and other payments required by law to be made by employers under any statute or other authority pensions or other payments (whether or not ex-gratia) and the provision of such uniforms and other necessary clothing and materials as are required by such staff for the proper performance of their duties.

2.11	Providing premises in connection with the management, security and maintenance of the Estate including workshop and office and living accommodation for staff employed for purposes connected with the Estate and in respect of any such premises within the Estate a notional rent for them equivalent to the market rental value for them assuming them to be available for use as storage space within the Estate.

2.12	Providing, maintaining, repairing and renewing machinery and equipment used in connection with the provision of the services set out in this paragraph 2 of this Schedule 3 and the costs of leasing any such machinery and equipment and placing and running maintenance contracts for the Estate.

2.13	The payment of all Outgoings imposed or assessed on the Common Parts or any part or parts (whether on the owner or occupier) or upon the provision of the Services and all meter rents and charges for the supply of Amenities to the Common Parts.

2.14	Complying in respect of the Estate as a whole or in respect of the Common Parts with:-

2.14.1	any notice, regulation, order or any other requirement of any competent authority; and

2.14.2	any requirement of any Act of Parliament.

2.15	The making of any contributions which the Landlord may be liable to pay towards the expense of making, repairing, maintaining, rebuilding or cleansing anything used for the Estate in common with other nearby premises.

2.16	Doing or providing all other services or things and the making of any other payment which may reasonably be necessary for or incidental to the provision of the Services or to the reasonable care and maintenance of the Common Parts or which in the reasonable opinion of the Landlord are necessary for the good management and order of the Estate.

2.17	But the Services shall not include any works to remedy any Historic Contaminations in relation to the Premises or the Estate.

3.	SERVICE COSTS

The reasonable fees and expenses properly incurred in relation to:-

3.1	the keeping of accounts and management records and the preparing and auditing of the Service Charge accounts and other statements, including the employment or engagement of surveyors, accountants or other agents in connection with them or if (at the discretion of the Landlord) the Landlord or a person connected with the Landlord or employed by the Landlord carries out such work then a reasonable fee not exceeding that which independent agents might properly have charged for the same work;

3.2	employing managing agents:-

3.2.1	to manage the Common Parts and to ensure that the Services are duly and properly provided; and

3.2.2	as agents of the Landlord to collect and when necessary to take all lawful steps to enforce the payment of all rents and other monies (including all service charges) from time to time reserved by the Landlord out of the various lettings from time to time comprised in the Estate or if (at the discretion of the Landlord) the Landlord or a person connected with or employed by the Landlord manages the Common Parts as aforesaid itself, a charge of ten per centum of the Landlord’s Costs otherwise incurred will be made;

3.3	the making and publishing of any regulations for or in connection with the proper use of the Common Parts and the Estate and enforcement of such regulations;

3.4	considering and settling any disputes, doubts, differences, questions or complaints that may arise between the tenants or occupiers of the Estate;

3.5	borrowing any necessary sums for or in connection with the provision of the services set out in paragraphs 2 and 3 of this Schedule 3 including the interest, commission, banking or other charges in connection with them;

3.6	taking all steps deemed desirable or expedient by the Landlord to comply with, make representations against or otherwise contest any Act of Parliament or any regulation or notice or order or any other requirement of any competent authority which may at any time during the Term affect or threaten to affect the Estate or the beneficial use of it;

3.7	the proper costs where these cannot be recovered from another party of enforcing any claim or making or defending any proceedings that the Landlord in its absolute discretion takes or defends in relation to the Estate including (for example) against contractors consultants architects consulting engineers surveyors or other employed or engaged in connection with the Services and/or to establish preserve or defend any rights amenities or facilities used or enjoyed by tenants or occupiers of the Estate or to which they may be entitled and abating any nuisance affecting the Estate, except to the extent that abating the nuisance is the liability of any tenant of the Estate;

3.8	such sums as the Landlord may from time to time reasonably require to be set aside in a reserve fund as a reserve to meet such future costs as the Landlord reasonably expects to incur in connection with the Services and/or the expenses overheads payments charges and other outgoings above referred to in this paragraph. But the Landlord hereby agrees and declares that:-

3.8.1	any such reserve fund is held on trust for the benefit of the tenants of the Estate and is to be placed in an interest earning deposit account;

3.8.2	such reserve fund and any interest earned thereon (after the proper deduction of any tax which may be payable on such sums) is to be used for the purposes for which the reserve fund is intended;

3.9	promoting the Estate, including advertising in any form of media and any other activities designed to promote the Estate and the interests of its occupants and employing advertising agents and other consultants.

4.	ASCERTAINMENT AND PAYMENT

4.1	Payment

4.1.1	In respect of the Accounting Period which is current at the date of this Lease the Tenant must pay on the date of this Lease on account of the Service Charge for the period from the first day of the Contractual Term (the “Term Commencement Date”) until the end of the current Accounting Period a due proportion of the Initial Service Charge calculated from day to day in respect of the period from the Term Commencement Date to the next Quarter Day and then the balance of the Initial Service Charge in advance in equal instalments on the remaining Quarter Days during the current Accounting Period.

4.1.2	In respect of each subsequent Accounting Period during the Term the Tenant must pay on account of the Service Charge for that Accounting Period such sum as the Landlord in writing specifies to be fair and reasonable such sum to be paid by four equal instalments in advance on the Quarter Days during that Accounting Period or within 14 days after demand where the Landlord does not notify the Tenant of the estimated amount prior to the relevant date.

4.2	Written Account

The Landlord must keep proper books of account in respect of the Landlord’s Costs and as soon as reasonably practicable after the end of each Accounting Period prepare and submit to the Tenant a written account showing:-

4.2.1	the amount of the Landlord’s Costs during the immediately preceding Accounting Period or in respect of a previous Accounting Period but which has not been taken into account in the statement for the previous Accounting Period; and

4.2.2	containing a fair summary of the items referred to in the account, and details of any reserve fund; and

4.2.3	a statement specifying the Service Charge for that Accounting Period and, save in the case of manifest error, any account is conclusive for the purposes of this Lease.

4.3	Excess or Deficiency

If on preparation of the account in respect of any Accounting Period the sums paid on account of the Service Charge by the Tenant for that Accounting Period under the provisions of paragraph 4.1 are greater or less than the Service Charge in respect of that Accounting Period then:-

4.3.1	if the sums actually paid by the Tenant on account of the Service Charge for that Accounting Period exceed such Service Charge then the amount of the excess is to be deducted from the sums payable by the Tenant on account of the Service Charge for the then current Accounting Period (or if the Term has come to an end the Landlord must within 10 days of ascertainment pay the amount of the excess to the Tenant);

4.3.2	if the sums actually paid by the Tenant on account of the Service Charge for that Accounting Period are less than such Service Charge the amount of such deficiency must be paid by the Tenant to the Landlord within 21 days of notice of it.

The provisions of this paragraph continue to apply notwithstanding that the Term has come to an end but only in respect of the period down to the end of the Term.

4.4	If during any Accounting Period the Landlord’s previous estimate of the Service Charge appears likely to be exceeded then the Landlord may in its absolute discretion serve on the Tenant a statement giving details of such excess and the proportion for it payable by the Tenant and the Tenant must pay such proportion within 21 days of the demand for it and it will be taken into account as part of the sums paid on account of the Service Charge for the relevant Accounting Period for the purposes of paragraph 4.3.

4.5	Statement and Account Conclusive

Any account or statement submitted to the Tenant under the provisions of this Schedule if signed by or on behalf of the Landlord is conclusive evidence for the purposes of this Lease of the matters of fact covered by such account or statement provided that the Landlord will upon request and payment of a reasonable inspection fee, permit the Tenant to inspect at any time up to two months after delivery of an account or a statement the books of account in respect of the Landlord’s Costs and the vouchers and receipts for items included in them.

4.6	Omissions from Statement and Account

Omission of any expenditure incurred or deemed incurred from a written account of the Landlord’s Costs for the preceding Accounting Period is not to preclude the inclusion of that expenditure in any subsequent written account.

EXECUTED as a deed	)
(but not delivered until dated) by	)
affixing the common seal of	)
ECCLESIASTICAL INSURANCE OFFICE PLC	)
in the presence of:-	)

Director

Secretary